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                                                                      EXHIBIT 99

                            AMENDMENT NUMBER ONE TO
               DATA RACE, INC. CONSULTANT AND ADVISOR STOCK PLAN

     The Data Race, Inc. Consultant and Advisor Stock Plan adopted by the Corporation's Board of Directors on April ___, 1999 (the "Plan") is hereby amended as set forth herein.

     1.  Amendment of Section 2.  To reflect the inclusion of additional shares
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that may be issued under the Plan, Section 2 of the Plan is hereby amended and restated in its entirety as follows:

     "2.  Authorized Shares.  Under the Plan, the Company may issue up to an
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     aggregate of 1,000,000 shares (the "Shares") of the Company's Common Stock to eligible participants either directly or pursuant to stock option agreements. The number and type of Shares are subject to appropriate adjustment for stock splits, stock dividends, mergers, reorganizations and other similar capital changes.

     2.  Effect of Amendment.  This Amendment shall be construed as part of the
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Plan.  All terms contained herein, the initial letter of which is capitalized shall have the meaning contained in the Plan. This Amendment shall not apply to any Awards granted prior to the date hereof.

     DATED:  June 5, 2001.

                                DATA RACE, INC.


                                By:
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                                    James G. Scogin, Chief Financial Officer

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